EXHIBIT 99.1

P R E S S R E L E A S E
Vornado Announces Third Quarter 2021 Financial Results
New York City | November 1, 2021
Vornado Realty Trust (NYSE: VNO) reported today:
Quarter Ended September 30, 2021 Financial Results
NET INCOME attributable to common shareholders for the quarter ended September 30, 2021 was $37,689,000, or $0.20 per diluted share, compared to $53,170,000, or $0.28 per diluted share, for the prior year's quarter. Adjusting for the items that impact period-to-period comparability listed in the table on the following page, net income attributable to common shareholders, as adjusted (non-GAAP) for the quarter ended September 30, 2021 was $25,926,000, or $0.14 per diluted share, and net loss attributable to common shareholders, as adjusted (non-GAAP) for the quarter ended September 30, 2020 was $9,386,000, or $0.05 per diluted share.
FUNDS FROM OPERATIONS ("FFO") attributable to common shareholders plus assumed conversions (non-GAAP) for the quarter ended September 30, 2021 was $158,286,000, or $0.82 per diluted share, compared to $278,507,000, or $1.46 per diluted share, for the prior year's quarter. Adjusting for the items that impact period-to-period comparability listed in the table on page 3, FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP) for the quarters ended September 30, 2021 and 2020 was $136,213,000 and $116,698,000, or $0.71 and $0.61 per diluted share, respectively.
Nine Months Ended September 30, 2021 Financial Results
NET INCOME attributable to common shareholders for the nine months ended September 30, 2021 was $89,817,000, or $0.47 per diluted share, compared to net loss attributable to common shareholders of $139,617,000, or $0.73 per diluted share, for the nine months ended September 30, 2020. Adjusting for the items that impact period-to-period comparability listed in the table on the following page, net income attributable to common shareholders, as adjusted (non-GAAP) for the nine months ended September 30, 2021 and 2020 was $65,176,000 and $18,198,000, or $0.34 and $0.10 per diluted share, respectively.
FFO attributable to common shareholders plus assumed conversions (non-GAAP) for the nine months ended September 30, 2021 was $430,057,000, or $2.24 per diluted share, compared to $612,123,000, or $3.20 per diluted share, for the nine months ended September 30, 2020. Adjusting for the items that impact period-to-period comparability listed in the table on page 3, FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP) for the nine months ended September 30, 2021 and 2020 was $393,733,000 and $370,918,000, or $2.05 and $1.94 per diluted share, respectively.

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The following table reconciles our net income (loss) attributable to common shareholders to net income (loss) attributable to common shareholders, as adjusted (non-GAAP):

(Amounts in thousands, except per share amounts)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (loss) attributable to common shareholders	$37,689	$53,170	$89,817	$(139,617)
Per diluted share	$0.20	$0.28	$0.47	$(0.73)

Certain (income) expense items that impact net income (loss) attributable to common shareholders:
Tax benefit recognized by our taxable REIT subsidiaries	$(27,910)	$—	$(27,910)	$—
Previously capitalized Series K preferred share issuance costs	9,033	—	9,033	—
After-tax net gain on sale of 220 Central Park South ("220 CPS") condominium unit(s)	(8,815)	(186,909)	(31,023)	(295,825)
Real estate impairment losses in connection with the sales of Madison Avenue retail properties	7,880	—	7,880	—
Hotel Pennsylvania loss (permanently closed on April 5, 2021)	6,492	7,706	20,474	25,232
Our share of (income) loss from real estate fund investments	(294)	2,524	(2,193)	64,771
Non-cash impairment loss on our investment in Fifth Avenue and Times Square JV, reversing a portion of the $2.559 billion gain recognized on the April 2019 transfer to the joint venture attributable to the GAAP required write-up of the retained interest	—	103,201	—	409,060
Severance accrual related to Hotel Pennsylvania closure, net of $3,145 of income tax benefit	—	6,101	—	6,101
608 Fifth Avenue non-cash lease liability extinguishment gain	—	—	—	(70,260)
Credit losses on loans receivable resulting from a new GAAP accounting standard effective January 1, 2020	—	—	—	13,369
Mark-to-market decrease in Pennsylvania Real Estate Investment Trust common shares (sold on January 23, 2020)	—	—	—	4,938
Other	733	766	(2,942)	10,681
	(12,881)	(66,611)	(26,681)	168,067
Noncontrolling interests' share of above adjustments	1,118	4,055	2,040	(10,252)
Total of certain (income) expense items that impact net income (loss) attributable to common shareholders	$(11,763)	$(62,556)	$(24,641)	$157,815
Per diluted share (non-GAAP)	$(0.06)	$(0.33)	$(0.13)	$0.83

Net income (loss) attributable to common shareholders, as adjusted (non-GAAP)	$25,926	$(9,386)	$65,176	$18,198
Per diluted share (non-GAAP)	$0.14	$(0.05)	$0.34	$0.10

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The following table reconciles our FFO attributable to common shareholders plus assumed conversions (non-GAAP) to FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP):

(Amounts in thousands, except per share amounts)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
FFO attributable to common shareholders plus assumed conversions (non-GAAP)(1)	$158,286	$278,507	$430,057	$612,123
Per diluted share (non-GAAP)	$0.82	$1.46	$2.24	$3.20

Certain (income) expense items that impact FFO attributable to common shareholders plus assumed conversions:
Tax benefit recognized by our taxable REIT subsidiaries	$(27,910)	$—	$(27,910)	$—
Previously capitalized Series K preferred share issuance costs	9,033	—	9,033	—
After-tax net gain on sale of 220 CPS condominium unit(s)	(8,815)	(186,909)	(31,023)	(295,825)
Hotel Pennsylvania loss (permanently closed on April 5, 2021)	3,892	5,127	12,331	17,431
Our share of (income) loss from real estate fund investments	(294)	2,524	(2,193)	64,771
Severance accrual related to Hotel Pennsylvania closure, net of $3,145 of income tax benefit	—	6,101	—	6,101
608 Fifth Avenue non-cash lease liability extinguishment gain	—	—	—	(70,260)
Credit losses on loans receivable resulting from a new GAAP accounting standard effective January 1, 2020	—	—	—	13,369
Other	451	381	1,215	7,045
	(23,643)	(172,776)	(38,547)	(257,368)
Noncontrolling interests' share of above adjustments	1,570	10,967	2,223	16,163
Total of certain (income) expense items that impact FFO attributable to common shareholders plus assumed conversions, net	$(22,073)	$(161,809)	$(36,324)	$(241,205)
Per diluted share (non-GAAP)	$(0.11)	$(0.85)	$(0.19)	$(1.26)

FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP)	$136,213	$116,698	$393,733	$370,918
Per diluted share (non-GAAP)	$0.71	$0.61	$2.05	$1.94
____________________________________________________________
(1)    See page 12 for a reconciliation of our net income (loss) attributable to common shareholders to FFO attributable to common shareholders plus assumed conversions (non-GAAP) for the three and nine months ended September 30, 2021 and 2020.

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FFO, as Adjusted Bridge - Q3 2021 vs. Q3 2020
The following table bridges our FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP) for the three months ended September 30, 2020 to FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP) for the three months ended September 30, 2021:

(Amounts in millions, except per share amounts)	FFO, as Adjusted
	Amount	Per Share
FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP) for the three months ended September 30, 2020	$116.7	$0.61

Increase (decrease) in FFO, as adjusted due to:
Rent commencement and other tenant related items	19.7
Variable businesses:
Signage	3.5
BMS	2.3
Garages	2.1
Trade shows	1.3
	9.2
Acquisition of our partner's 45% ownership interest in One Park Avenue on August 5, 2021	4.8
General and administrative (primarily due to overhead reduction program announced in December 2020)	3.7
Increase in real estate tax expense primarily due to a recent increase in the triennial tax-assessed value of theMART	(12.5)
Other, net	(4.3)
	20.6
Noncontrolling interests' share of above items	(1.1)
Net increase	19.5	0.10

FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP) for the three months ended September 30, 2021	$136.2	$0.71
See page 12 for reconciliations of our net income (loss) attributable to common shareholders to FFO attributable to common shareholders plus assumed conversions (non-GAAP) for the three and nine months ended September 30, 2021 and 2020. Reconciliations of FFO attributable to common shareholders plus assumed conversions to FFO attributable to common shareholders plus assumed conversions, as adjusted are provided on page 3 of this press release.

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Acquisition:
One Park Avenue
On August 5, 2021, pursuant to a right of first offer, we increased our ownership interest in One Park Avenue, a 943,000 square foot Manhattan office building, to 100.0% by acquiring our joint venture partner's 45.0% ownership interest in the property. The purchase price values the property at $875,000,000. We paid approximately $158,000,000 in cash and assumed our joint venture partner's share of the $525,000,000 mortgage loan. We previously accounted for our investment under the equity method and have consolidated the accounts of the property from the date of acquisition of the additional 45% ownership interest.
On February 26, 2021, the joint venture completed a $525,000,000 refinancing of One Park Avenue. The interest-only loan bears a rate of LIBOR plus 1.11% (1.19% as of September 30, 2021) and matures in March 2026, as fully extended. We realized our $105,000,000 share of net proceeds. The loan replaced the previous $300,000,000 loan that bore interest at LIBOR plus 1.75% and was scheduled to mature in March 2021.
Dispositions:
220 Central Park South ("220 CPS")
During the three months ended September 30, 2021, we closed on the sale of one condominium unit at 220 CPS for net proceeds of $25,467,000 resulting in a net gain of $10,087,000 which is included in "net gains on disposition of wholly owned and partially owned assets" on our consolidated statements of income. In connection with this sale, $1,272,000 of income tax expense was recognized on our consolidated statements of income. During the nine months ended September 30, 2021, we closed on the sale of four condominium units at 220 CPS for net proceeds of $97,683,000 resulting in a net gain of $35,359,000 which is included in "net gains on disposition of wholly owned and partially owned assets" on our consolidated statements of income. In connection with these sales, $4,336,000 of income tax expense was recognized on our consolidated statements of income. From inception to September 30, 2021, we have closed on the sale of 104 units for net proceeds of $2,967,175,000 resulting in financial statement net gains of $1,102,296,000.
Alexander’s, Inc. (“Alexander’s”)
On June 4, 2021, Alexander's completed the sale of a parcel of land in the Bronx, New York for $10,000,000. As a result of the sale, we recognized our $2,956,000 share of the net gain and also received a $300,000 sales commission paid by Alexander's.
On October 4, 2021, Alexander's sold its Paramus, New Jersey property to IKEA Property, Inc. ("IKEA"), the tenant at the property, for $75,000,000 pursuant to IKEA's purchase option contained in the lease. The property was encumbered by a $68,000,000 mortgage loan which was repaid at closing of the sale. As a result of the sale, we will recognize in the fourth quarter of 2021 our approximate $11,600,000 share of the net gain and a $750,000 sales commission paid by Alexander's to Vornado.
Alexander's announced that it does not expect to pay a special dividend related to these transactions.
SoHo Properties
On May 10, 2021, we entered into an agreement to sell two Manhattan retail properties located at 478-482 Broadway and 155 Spring Street for $84,500,000. We expect to close the sale in the first quarter of 2022 and recognize a net gain of approximately $1,500,000.
Madison Avenue
On September 24, 2021, we sold three Manhattan retail properties located at 677-679, 759-771 and 828-850 Madison Avenue in two separate sale transactions for an aggregate sales price of $100,000,000. Net proceeds from the sales were $96,503,000. In connection with the sales, we recorded $7,880,000 of non-cash impairment losses which are included in "(impairment losses, transaction related costs and other) lease liability extinguishment gain" on our consolidated statements of income for the three and nine months ended September 30, 2021.
Financings:
PENN 11
On March 7, 2021, we entered into an interest rate swap agreement for our $500,000,000 PENN 11 mortgage loan to swap the interest rate on the mortgage loan from LIBOR plus 2.75% (2.83% as of September 30, 2021) to a fixed rate of 3.03% through March 2024.
909 Third Avenue
On March 26, 2021, we completed a $350,000,000 refinancing of 909 Third Avenue, a 1.4 million square foot Manhattan office building. The interest-only loan bears a fixed rate of 3.23% and matures in April 2031. The loan replaced the previous $350,000,000 loan that bore interest at a fixed rate of 3.91% and was scheduled to mature in May 2021.

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Financings - continued:
Unsecured Revolving Credit Facility
On April 15, 2021, we extended our $1.25 billion unsecured revolving credit facility from January 2023 (as fully extended) to April 2026 (as fully extended). The interest rate on the extended facility was lowered to LIBOR plus 0.90% from LIBOR plus 1.00%. We subsequently qualified for a sustainability margin adjustment by achieving certain KPI metrics, which reduced our interest rate by 0.01% to LIBOR plus 0.89%. The facility fee remains at 20 basis points. Our separate $1.50 billion unsecured revolving credit facility matures in March 2024 (as fully extended) and has an interest rate of LIBOR plus 0.90% and a facility fee of 20 basis points.
555 California Street
On May 10, 2021, we completed a $1.2 billion refinancing of 555 California Street, a three building 1.8 million square foot office campus in San Francisco, in which we own a 70.0% controlling interest. The interest-only loan bears a rate of LIBOR plus 1.93% in years one through five (2.02% as of September 30, 2021), LIBOR plus 2.18% in year six and LIBOR plus 2.43% in year seven. The loan matures in May 2028, as fully extended. We swapped the interest rate on our $840,000,000 share of the loan to a fixed rate of 2.26% through May 2024. The loan replaces the previous $533,000,000 loan that bore interest at a fixed rate of 5.10% and was scheduled to mature in September 2021.
Senior Unsecured Notes
On May 24, 2021, we completed a green bond public offering of $400,000,000 2.15% senior unsecured notes due June 1, 2026 ("2026 Notes") and $350,000,000 3.40% senior unsecured notes due June 1, 2031 ("2031 Notes"). Interest on the senior unsecured notes will be payable semi-annually on June 1 and December 1, commencing December 1, 2021. The 2026 Notes were sold at 99.86% of their face amount to yield 2.18% and the 2031 Notes were sold at 99.59% of their face amount to yield 3.45%.
theMART
On May 28, 2021, we repaid the $675,000,000 mortgage loan on theMART, a 3.7 million square foot commercial building in Chicago, with proceeds from our senior unsecured notes offering. The loan bore interest at 2.70% and was scheduled to mature in September 2021.
Preferred Securities
On September 22, 2021, Vornado sold 12,000,000 4.45% Series O cumulative redeemable preferred shares at a price of $25.00 per share, pursuant to an effective registration statement. Vornado received aggregate net proceeds of $291,195,000, after underwriters' discount and issuance costs, and contributed the net proceeds to the Operating Partnership in exchange for 12,000,000 4.45% Series O preferred units (with economic terms that mirror those of the Series O preferred shares). Dividends on the Series O preferred shares/units are cumulative and payable quarterly in arrears. The Series O preferred shares/units are not convertible into, or exchangeable for, any of our properties or securities. On or after five years from the date of issuance (or sooner under limited circumstances), Vornado may redeem the Series O preferred shares/units at a redemption price of $25.00 per share/unit, plus accrued and unpaid dividends/distributions through the date of redemption. The Series O preferred shares/units have no maturity date and will remain outstanding indefinitely unless redeemed by Vornado. Vornado used the net proceeds for the redemption of its 5.70% Series K cumulative redeemable preferred shares/units (see below).
On September 13, 2021, we called for redemption of all of the outstanding 5.70% Series K cumulative redeemable preferred shares/units. As a result, as of September 30, 2021, we reclassified the 5.70% Series K preferred shares/units from shareholders' equity/partners' capital to liabilities on our consolidated balance sheets. On October 13, 2021, we redeemed all of the outstanding 5.70% Series K preferred shares/units at their redemption price of $25.00 per share/unit, or $300,000,000 in the aggregate, plus accrued and unpaid dividends/distributions through the date of redemption. In connection with the redemption, we expensed $9,033,000 of previously capitalized issuance costs in "Series K preferred share/unit issuance costs" on our consolidated statements of income to arrive at "net income attributable to common shareholders" for the three and nine months ended September 30, 2021.

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Leasing Activity For the Three Months Ended September 30, 2021:
•757,000 square feet of New York Office space (672,000 square feet at share) at an initial rent of $77.26 per square foot and a weighted average lease term of 7.6 years. The changes in the GAAP and cash mark-to-market rent on the 629,000 square feet of second generation space were positive 4.2% and positive 1.4%, respectively. Tenant improvements and leasing commissions were $10.18 per square foot per annum, or 13.2% of initial rent.
•111,000 square feet of New York Retail space (105,000 square feet at share) at an initial rent of $109.61 per square foot and a weighted average lease term of 26.4 years. The changes in the GAAP and cash mark-to-market rent on the 95,000 square feet of second generation space were positive 45.3% and positive 19.6%, respectively. Tenant improvements and leasing commissions were $1.65 per square foot per annum, or 1.5% of initial rent.
•103,000 square feet at theMART (all at share) at an initial rent of $49.89 per square foot and a weighted average lease term of 7.9 years. The changes in the GAAP and cash mark-to-market rent on the 62,000 square feet of second generation space were positive 13.6% and positive 2.4%, respectively. Tenant improvements and leasing commissions were $14.42 per square foot per annum, or 28.9% of initial rent.
•23,000 square feet at 555 California Street (16,000 square feet at share) at an initial rent of $113.77 per square foot and a weighted average lease term of 3.3 years. The changes in the GAAP and cash mark-to-market rent on the 12,000 square feet of second generation space were positive 12.9% and positive 2.9%, respectively. Tenant improvements and leasing commissions were $7.11 per square foot per annum, or 6.2% of initial rent.
Leasing Activity For the Nine Months Ended September 30, 2021:
•1,298,000 square feet of New York Office space (1,122,000 square feet at share) at an initial rent of $79.78 per square foot and a weighted average lease term of 8.8 years. The changes in the GAAP and cash mark-to-market rent on the 911,000 square feet of second generation space were positive 1.1% and negative 0.3% respectively. Tenant improvements and leasing commissions were $11.11 per square foot per annum, or 13.9% of initial rent.
•176,000 square feet of New York Retail space (158,000 square feet at share) at an initial rent of $142.70 per square foot and a weighted average lease term of 21.0 years. The changes in the GAAP and cash mark-to-market rent on the 107,000 square feet of second generation space were positive 40.5% and positive 15.5%, respectively. Tenant improvements and leasing commissions were $3.53 per square foot per annum, or 2.5% of initial rent.
•302,000 square feet at theMART (all at share) at an initial rent of $50.86 per square foot and a weighted average lease term of 6.0 years. The changes in the GAAP and cash mark-to-market rent on the 256,000 square feet of second generation space were positive 0.6% and positive 1.1%, respectively. Tenant improvements and leasing commissions were $7.83 per square foot per annum, or 15.4% of initial rent.
•74,000 square feet at 555 California Street (52,000 square feet at share) at an initial rent of $114.70 per square foot and a weighted average lease term of 4.0 years. The changes in the GAAP and cash mark-to-market rent on the 48,000 square feet of second generation space were positive 29.5% and positive 25.4%, respectively. Tenant improvements and leasing commissions were $3.94 per square foot per annum, or 3.4% of initial rent.
Same Store Net Operating Income ("NOI") At Share:
The percentage increase (decrease) in same store NOI at share and same store NOI at share - cash basis of our New York segment, theMART and 555 California Street are summarized below.

	Total	New York	theMART(2)	555 California Street
Same store NOI at share % increase (decrease)(1):
Three months ended September 30, 2021 compared to September 30, 2020	4.1%	7.8%	(50.8)%	3.0%
Nine months ended September 30, 2021 compared to September 30, 2020	1.9%	3.2%	(16.9)%	5.4%
Three months ended September 30, 2021 compared to June 30, 2021	(1.7)%	3.7%	(65.1)%	0.6%

Same store NOI at share - cash basis % increase (decrease)(1):
Three months ended September 30, 2021 compared to September 30, 2020	2.8%	8.1%	(50.9)%	(5.0)%
Nine months ended September 30, 2021 compared to September 30, 2020	(1.1)%	0.6%	(20.4)%	(0.7)%
Three months ended September 30, 2021 compared to June 30, 2021	(1.1)%	4.0%	(55.7)%	(1.4)%
____________________
(1)See pages 14 through 19 for same store NOI at share and same store NOI at share - cash basis reconciliations.
(2)The three and nine months ended September 30, 2021 include increases in real estate tax expense of $12,518,000 and $14,441,000, respectively, primarily due to a recent increase in the triennial tax-assessed value of theMART.

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NOI At Share and NOI At Share - Cash Basis:
The elements of our New York and Other NOI at share and NOI at share - cash basis for the three and nine months ended September 30, 2021 and 2020 and the three months ended June 30, 2021 are summarized below.

(Amounts in thousands)	For the Three Months Ended			For the Nine Months Ended September 30,
	September 30,		June 30, 2021
	2021	2020		2021	2020
NOI at share:
New York:
Office(1)	$166,553	$159,981	$164,050	$497,238	$504,630
Retail(2)	49,083	35,294	39,213	124,998	109,153
Residential	4,194	4,536	4,239	12,889	16,604
Alexander's	9,009	6,830	9,069	28,567	25,653
Hotel Pennsylvania(3)	—	(16,821)	(5,533)	(12,677)	(34,693)
Total New York	228,839	189,820	211,038	651,015	621,347
Other:
theMART(4)	6,431	13,171	18,412	42,950	52,087
555 California Street	16,128	15,618	16,038	48,230	45,686
Other investments	3,873	1,924	4,079	12,751	4,966
Total Other	26,432	30,713	38,529	103,931	102,739

NOI at share	$255,271	$220,533	$249,567	$754,946	$724,086
_______________________
(1)    The three and nine months ended September 30, 2020 include $4,368 and $17,588, respectively, of non-cash write-offs of receivables arising from the straight-lining of rents (including the New York & Company, Inc. lease at 330 West 34th Street) and $5,112 and $6,052, respectively, of write-offs of tenant receivables deemed uncollectible.
(2)    The three and nine months ended September 30, 2020 include $4,688 and $25,124, respectively, of non-cash write-offs of receivables arising from the straight-lining of rents (including the JCPenney lease at Manhattan Mall) and $4,668 and $11,399, respectively, of write-offs of tenant receivables deemed uncollectible.
(3)    On April 5, 2021, we permanently closed the Hotel Pennsylvania. Beginning in the third quarter of 2021, we commenced capitalization of carrying costs in connection with our development of the future PENN 15 (formerly Hotel Pennsylvania) site.
(4)    The three and nine months ended September 30, 2021 include increases in real estate tax expense of $12,518 and $14,441, respectively, primarily due to a recent increase in the triennial tax-assessed value of theMART.

(Amounts in thousands)	For the Three Months Ended			For the Nine Months Ended September 30,
	September 30,		June 30, 2021
	2021	2020		2021	2020
NOI at share - cash basis:
New York:
Office(1)	$170,521	$162,357	$167,322	$504,939	$524,830
Retail(2)	45,175	36,476	36,214	116,265	124,430
Residential	4,136	4,178	3,751	11,898	15,541
Alexander's	9,790	9,899	9,848	30,987	31,574
Hotel Pennsylvania(3)	—	(16,829)	(5,556)	(12,723)	(34,718)
Total New York	229,622	196,081	211,579	651,366	661,657
Other:
theMART(4)	8,635	17,706	19,501	45,976	58,176
555 California Street	14,745	15,530	14,952	45,552	45,970
Other investments	4,191	2,197	4,381	13,622	6,530
Total Other	27,571	35,433	38,834	105,150	110,676

NOI at share - cash basis	$257,193	$231,514	$250,413	$756,516	$772,333
______________________
(1)    The three and nine months ended September 30, 2020 include $5,112 and $6,052, respectively, of write-offs of tenant receivables deemed uncollectible.
(2)    The three and nine months ended September 30, 2020 include $4,668 and $11,399, respectively, of write-offs of tenant receivables deemed uncollectible.
(3)    On April 5, 2021, we permanently closed the Hotel Pennsylvania. Beginning in the third quarter of 2021, we commenced capitalization of carrying costs in connection with our development of the future PENN 15 (formerly Hotel Pennsylvania) site.
(4)    The three and nine months ended September 30, 2021 include increases in real estate tax expense of $12,518 and $14,441, respectively, primarily due to a recent increase in the triennial tax-assessed value of theMART.

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PENN District - Active Development/Redevelopment Summary as of September 30, 2021

(Amounts in thousands of dollars, except square feet)
		Property Rentable Sq. Ft.							Projected Incremental Cash Yield
Active PENN District Projects	Segment		Budget(1)		Amount Expended		Remainder to be Expended	Stabilization Year
Farley (95% interest)	New York	844,000	1,120,000	(2)	906,389	(2)	213,611	2022	6.4%
PENN 2 - as expanded(3)	New York	1,795,000	750,000		141,216		608,784	2025	9.0%
PENN 1 (including LIRR Concourse Retail)(4)	New York	2,547,000	450,000		304,667		145,333	N/A	12.2%	(4)(5)
Districtwide Improvements	New York	N/A	100,000		30,805		69,195	N/A	N/A
Total Active PENN District Projects			2,420,000		1,383,077		1,036,923		8.0%
________________________________
(1)    Excluding debt and equity carry.
(2)    Net of 154,000 of historic tax credit investor contributions, of which 88,000 has been funded to date (at our 95% share).
(3)    PENN 2 estimated impact on cash basis NOI and FFO of square feet taken out of service:

	2021	2022
Square feet out of service at end of year	1,190,000	1,210,000
Year-over-year reduction in Cash Basis NOI(i)	(19,000)	—
Year-over-year reduction in FFO(ii)	(7,000)	—
________________________________
(i)    After capitalization of real estate taxes and operating expenses on space out of service.
(ii)    Net of capitalized interest on space out of service under redevelopment.

(4)    Property is ground leased through 2098, as fully extended. Fair market value resets occur in 2023, 2048 and 2073. The 12.2% projected return is before the ground rent reset in 2023, which may be material.
(5)    Achieved as existing leases roll; approximate average remaining lease term 5.0 years.

There can be no assurance that the above projects will be completed, completed on schedule or within budget. In addition, there can be no assurance that the Company will be successful in leasing the properties on the expected schedule or at the assumed rental rates.
Conference Call and Audio Webcast
As previously announced, the Company will host a quarterly earnings conference call and an audio webcast on Tuesday, November 2, 2021 at 10:00 a.m. Eastern Time (ET). The conference call can be accessed by dialing 888-771-4371 (domestic) or 847-585-4405 (international) and indicating to the operator the passcode 50238910. A live webcast of the conference call will be available on Vornado’s website at www.vno.com in the Investor Relations section and an online playback of the webcast will be available on the website following the conference call.
Contact
Thomas J. Sanelli
(212) 894-7000
Supplemental Financial Information
Further details regarding results of operations, properties and tenants can be accessed at the Company’s website www.vno.com. Vornado Realty Trust is a fully - integrated equity real estate investment trust.
Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a discussion of factors that could materially affect the outcome of our forward-looking statements and our future results and financial condition, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2020. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors. Currently, one of the most significant factors is the ongoing adverse effect of the COVID-19 pandemic on our business, financial condition, results of operations, cash flows, operating performance and the effect it has had and may continue to have on our tenants, the global, national, regional and local economies and financial markets and the real estate market in general. The extent of the impact of the COVID-19 pandemic will depend on future developments, including the duration of the pandemic, current and future variants, the efficacy and durability of vaccines against the variants and the potential for increased government restrictions, which continue to be uncertain at this time but that impact could be material. Moreover, you are cautioned that the COVID-19 pandemic will heighten many of the risks identified in "Item 1A. Risk Factors" in Part I of our Annual Report on Form 10-K for the year ended December 31, 2020.

NYSE: VNO | WWW.VNO.COM	PAGE 9 OF 19

VORNADO REALTY TRUST
CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)	As of		Increase (Decrease)
	September 30, 2021	December 31, 2020
ASSETS
Real estate, at cost:
Land	$2,528,207	$2,420,054	$108,153
Buildings and improvements	8,449,768	7,933,030	516,738
Development costs and construction in progress	1,830,660	1,604,637	226,023
Leasehold improvements and equipment	111,233	130,222	(18,989)
Total	12,919,868	12,087,943	831,925
Less accumulated depreciation and amortization	(3,309,273)	(3,169,446)	(139,827)
Real estate, net	9,610,595	8,918,497	692,098
Right-of-use assets	337,130	367,365	(30,235)
Cash and cash equivalents	2,128,964	1,624,482	504,482
Restricted cash	139,233	105,887	33,346
Tenant and other receivables	89,606	77,658	11,948
Investments in partially owned entities	3,287,870	3,491,107	(203,237)
Real estate fund investments	3,739	3,739	—
220 Central Park South condominium units ready for sale	77,658	128,215	(50,557)
Receivable arising from the straight-lining of rents	656,137	674,075	(17,938)
Deferred leasing costs, net	386,273	372,919	13,354
Identified intangible assets, net	158,438	23,856	134,582
Other assets	613,157	434,022	179,135
Total assets	$17,488,800	$16,221,822	$1,266,978
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgages payable, net	$6,069,512	$5,580,549	$488,963
Senior unsecured notes, net	1,189,680	446,685	742,995
Unsecured term loan, net	797,549	796,762	787
Unsecured revolving credit facilities	575,000	575,000	—
Lease liabilities	372,908	401,008	(28,100)
Accounts payable and accrued expenses	449,768	427,202	22,566
Deferred revenue	50,064	40,110	9,954
Deferred compensation plan	107,860	105,564	2,296
Preferred shares to be redeemed on October 13, 2021	300,000	—	300,000
Other liabilities	305,946	294,520	11,426
Total liabilities	10,218,287	8,667,400	1,550,887
Redeemable noncontrolling interests	690,688	606,267	84,421
Shareholders' equity	6,294,304	6,533,198	(238,894)
Noncontrolling interests in consolidated subsidiaries	285,521	414,957	(129,436)
Total liabilities, redeemable noncontrolling interests and equity	$17,488,800	$16,221,822	$1,266,978

NYSE: VNO | WWW.VNO.COM	PAGE 10 OF 19

VORNADO REALTY TRUST
OPERATING RESULTS

(Amounts in thousands, except per share amounts)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues	$409,212	$363,962	$1,168,130	$1,151,520

Net income (loss)	$71,765	$68,736	$175,590	$(253,119)
Less net (income) loss attributable to noncontrolling interests in:
Consolidated subsidiaries	(5,425)	848	(20,323)	141,003
Operating Partnership	(2,818)	(3,884)	(6,683)	10,090
Net income (loss) attributable to Vornado	63,522	65,700	148,584	(102,026)
Preferred share dividends	(16,800)	(12,530)	(49,734)	(37,591)
Series K preferred share issuance costs	(9,033)	—	(9,033)	—
Net income (loss) attributable to common shareholders	$37,689	$53,170	$89,817	$(139,617)

Income (loss) per common share - basic:
Net income (loss) per common share	$0.20	$0.28	$0.47	$(0.73)
Weighted average shares outstanding	191,577	191,162	191,508	191,102

Income (loss) per common share - diluted:
Net income (loss) per common share	$0.20	$0.28	$0.47	$(0.73)
Weighted average shares outstanding	192,041	191,162	192,151	191,102

FFO attributable to common shareholders plus assumed conversions (non-GAAP)	$158,286	$278,507	$430,057	$612,123
Per diluted share (non-GAAP)	$0.82	$1.46	$2.24	$3.20

FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP)	$136,213	$116,698	$393,733	$370,918
Per diluted share (non-GAAP)	$0.71	$0.61	$2.05	$1.94

Weighted average shares used in determining FFO attributable to common shareholders plus assumed conversions per diluted share	192,067	191,188	192,177	191,155
FFO is computed in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as GAAP net income or loss adjusted to exclude net gains from sales of certain real estate assets, real estate impairment losses, depreciation and amortization expense from real estate assets and other specified items, including the pro rata share of such adjustments of unconsolidated subsidiaries. FFO and FFO per diluted share are non-GAAP financial measures used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers because they exclude the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. FFO does not represent cash generated from operating activities and is not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income as a performance measure or cash flow as a liquidity measure. FFO may not be comparable to similarly titled measures employed by other companies. In addition to FFO attributable to common shareholders plus assumed conversions, we also disclose FFO attributable to common shareholders plus assumed conversions, as adjusted. Although this non-GAAP measure clearly differs from NAREIT’s definition of FFO, we believe it provides a meaningful presentation of operating performance. Reconciliations of net income (loss) attributable to common shareholders to FFO attributable to common shareholders plus assumed conversions are provided on the following page. Reconciliations of FFO attributable to common shareholders plus assumed conversions to FFO attributable to common shareholders plus assumed conversions, as adjusted are provided on page 3 of this press release.

NYSE: VNO | WWW.VNO.COM	PAGE 11 OF 19

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS

The following table reconciles net income (loss) attributable to common shareholders to FFO attributable to common shareholders plus assumed conversions:

(Amounts in thousands, except per share amounts)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (loss) attributable to common shareholders	$37,689	$53,170	$89,817	$(139,617)
Per diluted share	$0.20	$0.28	$0.47	$(0.73)

FFO adjustments:
Depreciation and amortization of real property	$86,180	$99,045	$256,295	$269,360
Real estate impairment losses in connection with the sales of Madison Avenue retail properties	7,880	—	7,880	—
Decrease in fair value of marketable securities	—	—	—	4,938
Proportionate share of adjustments to equity in net income (loss) of partially owned entities to arrive at FFO:
Depreciation and amortization of real property	35,125	38,987	104,829	119,146
Decrease (increase) in fair value of marketable securities	287	385	(1,118)	3,511
Non-cash impairment loss on our investment in Fifth Avenue and Times Square JV, reversing a portion of the $2.559 billion gain recognized on the April 2019 transfer to the joint venture attributable to the GAAP required write-up of the retained interest	—	103,201	—	409,060
Net gain on sale of real estate	—	—	(3,052)	—
	129,472	241,618	364,834	806,015
Noncontrolling interests' share of above adjustments	(8,886)	(16,292)	(24,627)	(54,311)
FFO adjustments, net	$120,586	$225,326	$340,207	$751,704

FFO attributable to common shareholders	158,275	278,496	430,024	612,087
Convertible preferred share dividends	11	11	33	36
FFO attributable to common shareholders plus assumed conversions	$158,286	$278,507	$430,057	$612,123
Per diluted share	$0.82	$1.46	$2.24	$3.20

Reconciliation of weighted average shares outstanding:
Weighted average common shares outstanding	191,577	191,162	191,508	191,102
Effect of dilutive securities:
Out-Performance Plan units	452	—	630	—
Convertible preferred shares	26	26	26	28
AO LTIP units	8	—	10	—
Employee stock options and restricted stock awards	4	—	3	25
Denominator for FFO per diluted share	192,067	191,188	192,177	191,155

NYSE: VNO | WWW.VNO.COM	PAGE 12 OF 19

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below is a reconciliation of net income (loss) to NOI at share and NOI at share - cash basis for the three and nine months ended September 30, 2021 and 2020 and the three months ended June 30, 2021.

	For the Three Months Ended			For the Nine Months Ended September 30,
(Amounts in thousands)	September 30,		June 30, 2021
	2021	2020		2021	2020
Net income (loss)	$71,765	$68,736	$76,832	$175,590	$(253,119)
Depreciation and amortization expense	100,867	107,013	89,777	285,998	292,611
General and administrative expense	25,553	32,407	30,602	100,341	120,255
Impairment losses, transaction related costs and other (lease liability extinguishment gain)	9,681	584	106	10,630	(68,566)
(Income) loss from partially owned entities	(26,269)	80,909	(31,426)	(86,768)	353,679
Loss (income) from real estate fund investments	66	13,823	(5,342)	(5,107)	225,328
Interest and other investment (income) loss, net	(633)	(1,729)	(1,539)	(3,694)	7,068
Interest and debt expense	50,946	57,371	51,894	152,904	174,618
Net gains on disposition of wholly owned and partially owned assets	(10,087)	(214,578)	(25,724)	(35,811)	(338,862)
Income tax (benefit) expense	(25,376)	23,781	2,841	(20,551)	38,431
NOI from partially owned entities	75,644	78,175	77,235	231,635	229,543
NOI attributable to noncontrolling interests in consolidated subsidiaries	(16,886)	(25,959)	(15,689)	(50,221)	(56,900)
NOI at share	255,271	220,533	249,567	754,946	724,086
Non-cash adjustments for straight-line rents, amortization of acquired below-market leases, net and other	1,922	10,981	846	1,570	48,247
NOI at share - cash basis	$257,193	$231,514	$250,413	$756,516	$772,333

NOI at share represents total revenues less operating expenses including our share of partially owned entities. NOI at share - cash basis represents NOI at share adjusted to exclude straight-line rental income and expense, amortization of acquired below and above market leases, net and other non-cash adjustments. We consider NOI at share - cash basis to be the primary non-GAAP financial measure for making decisions and assessing the unlevered performance of our segments as it relates to the total return on assets as opposed to the levered return on equity. As properties are bought and sold based on NOI at share - cash basis, we utilize this measure to make investment decisions as well as to compare the performance of our assets to that of our peers. NOI at share and NOI at share - cash basis should not be considered alternatives to net income or cash flow from operations and may not be comparable to similarly titled measures employed by other companies. NOI at share - cash basis includes rent that has been deferred as a result of the COVID-19 pandemic.

NYSE: VNO | WWW.VNO.COM	PAGE 13 OF 19

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below are reconciliations of NOI at share to same store NOI at share for our New York segment, theMART, 555 California Street and other investments for the three months ended September 30, 2021 compared to September 30, 2020.

(Amounts in thousands)	Total	New York	theMART(1)	555 California Street	Other
NOI at share for the three months ended September 30, 2021	$255,271	$228,839	$6,431	$16,128	$3,873
Less NOI at share from:
Change in ownership interest in One Park Avenue	(3,780)	(3,780)	—	—	—
Dispositions	(224)	(224)	—	—	—
Development properties	(5,076)	(5,076)	—	—	—
Other non-same store income, net	(6,884)	(3,011)	—	—	(3,873)
Same store NOI at share for the three months ended September 30, 2021	$239,307	$216,748	$6,431	$16,128	$—

NOI at share for the three months ended September 30, 2020	$220,533	$189,820	$13,171	$15,618	$1,924
Less NOI at share from:
Dispositions	1,797	1,797	—	—	—
Development properties	(5,509)	(5,509)	—	—	—
Hotel Pennsylvania (permanently closed on April 5, 2021)	16,821	16,821	—	—	—
Other non-same store (income) expense, net	(3,797)	(1,811)	(102)	40	(1,924)
Same store NOI at share for the three months ended September 30, 2020	$229,845	$201,118	$13,069	$15,658	$—

Increase (decrease) in same store NOI at share	$9,462	$15,630	$(6,638)	$470	$—

% increase (decrease) in same store NOI at share	4.1%	7.8%	(50.8)%	3.0%	—%
___________________
(1)2021 includes an increase in real estate tax expense of $12,518 primarily due to a recent increase in the triennial tax-assessed value of theMART.

Same store NOI at share represents NOI at share from operations which are in service in both the current and prior year reporting periods. Same store NOI at share - cash basis is same store NOI at share adjusted to exclude straight-line rental income and expense, amortization of acquired below and above market leases, net and other non-cash adjustments. We present these non-GAAP measures to (i) facilitate meaningful comparisons of the operational performance of our properties and segments, (ii) make decisions on whether to buy, sell or refinance properties, and (iii) compare the performance of our properties and segments to those of our peers. Same store NOI at share and same store NOI at share - cash basis should not be considered alternatives to net income or cash flow from operations and may not be comparable to similarly titled measures employed by other companies.

NYSE: VNO | WWW.VNO.COM	PAGE 14 OF 19

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below are reconciliations of NOI at share - cash basis to same store NOI at share - cash basis for our New York segment, theMART, 555 California Street and other investments for the three months ended September 30, 2021 compared to September 30, 2020.

(Amounts in thousands)	Total	New York	theMART(1)	555 California Street	Other
NOI at share - cash basis for the three months ended September 30, 2021	$257,193	$229,622	$8,635	$14,745	$4,191
Less NOI at share - cash basis from:
Change in ownership interest in One Park Avenue	(2,695)	(2,695)	—	—	—
Dispositions	(678)	(678)	—	—	—
Development properties	(5,600)	(5,600)	—	—	—
Other non-same store income, net	(6,749)	(2,558)	—	—	(4,191)
Same store NOI at share - cash basis for the three months ended September 30, 2021	$241,471	$218,091	$8,635	$14,745	$—

NOI at share - cash basis for the three months ended September 30, 2020	$231,514	$196,081	$17,706	$15,530	$2,197
Less NOI at share - cash basis from:
Dispositions	774	774	—	—	—
Development properties	(8,580)	(8,580)	—	—	—
Hotel Pennsylvania (permanently closed on April 5, 2021)	16,829	16,829	—	—	—
Other non-same store income, net	(5,603)	(3,271)	(131)	(4)	(2,197)
Same store NOI at share - cash basis for the three months ended September 30, 2020	$234,934	$201,833	$17,575	$15,526	$—

Increase (decrease) in same store NOI at share - cash basis	$6,537	$16,258	$(8,940)	$(781)	$—

% increase (decrease) in same store NOI at share - cash basis	2.8%	8.1%	(50.9)%	(5.0)%	—%
___________________
(1)2021 includes an increase in real estate tax expense of $12,518 primarily due to a recent increase in the triennial tax-assessed value of theMART.

NYSE: VNO | WWW.VNO.COM	PAGE 15 OF 19

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below are reconciliations of NOI at share to same store NOI at share for our New York segment, theMART, 555 California Street and other investments for the nine months ended September 30, 2021 compared to September 30, 2020.

(Amounts in thousands)	Total	New York	theMART(1)	555 California Street	Other
NOI at share for the nine months ended September 30, 2021	$754,946	$651,015	$42,950	$48,230	$12,751
Less NOI at share from:
Change in ownership interest in One Park Avenue	(3,780)	(3,780)	—	—	—
Dispositions	1,246	1,246	—	—	—
Development properties	(19,136)	(19,136)	—	—	—
Hotel Pennsylvania (permanently closed on April 5, 2021)	12,677	12,677	—	—	—
Other non-same store (income) expense, net	(17,104)	(4,354)	—	1	(12,751)
Same store NOI at share for the nine months ended September 30, 2021	$728,849	$637,668	$42,950	$48,231	$—

NOI at share for the nine months ended September 30, 2020	$724,086	$621,347	$52,087	$45,686	$4,966
Less NOI at share from:
Dispositions	5,109	5,109	—	—	—
Development properties	(26,259)	(26,259)	—	—	—
Hotel Pennsylvania (permanently closed on April 5, 2021)	34,692	34,692	—	—	—
Other non-same store (income) expense, net	(22,389)	(17,054)	(422)	53	(4,966)
Same store NOI at share for the nine months ended September 30, 2020	$715,239	$617,835	$51,665	$45,739	$—

Increase (decrease) in same store NOI at share	$13,610	$19,833	$(8,715)	$2,492	$—

% increase (decrease) in same store NOI at share	1.9%	3.2%	(16.9)%	5.4%	—%
___________________
(1)2021 includes an increase in real estate tax expense of $14,441 primarily due to a recent increase in the triennial tax-assessed value of theMART.

NYSE: VNO | WWW.VNO.COM	PAGE 16 OF 19

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED
Below are reconciliations of NOI at share - cash basis to same store NOI at share - cash basis for our New York segment, theMART, 555 California Street and other investments for the nine months ended September 30, 2021 compared to September 30, 2020.

(Amounts in thousands)	Total	New York	theMART(1)	555 California Street	Other
NOI at share - cash basis for the nine months ended September 30, 2021	$756,516	$651,366	$45,976	$45,552	$13,622
Less NOI at share - cash basis from:
Change in ownership interest in One Park Avenue	(2,695)	(2,695)	—	—	—
Dispositions	1,545	1,545	—	—	—
Development properties	(20,332)	(20,332)	—	—	—
Hotel Pennsylvania (permanently closed on April 5, 2021)	12,724	12,724	—	—	—
Other non-same store (income) expense, net	(17,859)	(4,238)	—	1	(13,622)
Same store NOI at share - cash basis for the nine months ended September 30, 2021	$729,899	$638,370	$45,976	$45,553	$—

NOI at share - cash basis for the nine months ended September 30, 2020	$772,333	$661,657	$58,176	$45,970	$6,530
Less NOI at share - cash basis from:
Dispositions	(718)	(718)	—	—	—
Development properties	(35,372)	(35,372)	—	—	—
Hotel Pennsylvania (permanently closed on April 5, 2021)	34,718	34,718	—	—	—
Other non-same store income, net	(32,745)	(25,690)	(422)	(103)	(6,530)
Same store NOI at share - cash basis for the nine months ended September 30, 2020	$738,216	$634,595	$57,754	$45,867	$—

(Decrease) increase in same store NOI at share - cash basis	$(8,317)	$3,775	$(11,778)	$(314)	$—

% (decrease) increase in same store NOI at share - cash basis	(1.1)%	0.6%	(20.4)%	(0.7)%	—%
___________________
(1)2021 includes an increase in real estate tax expense of $14,441 primarily due to a recent increase in the triennial tax-assessed value of theMART.

NYSE: VNO | WWW.VNO.COM	PAGE 17 OF 19

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below are reconciliations of NOI at share to same store NOI at share for our New York segment, theMART, 555 California Street and other investments for the three months ended September 30, 2021 compared to June 30, 2021.

(Amounts in thousands)	Total	New York	theMART(1)	555 California Street	Other
NOI at share for the three months ended September 30, 2021	$255,271	$228,839	$6,431	$16,128	$3,873
Less NOI at share from:
Change in ownership interest in One Park Avenue	(3,780)	(3,780)	—	—	—
Dispositions	(224)	(224)	—	—	—
Development properties	(5,076)	(5,076)	—	—	—
Other non-same store income, net	(6,523)	(2,650)	—	—	(3,873)
Same store NOI at share for the three months ended September 30, 2021	$239,668	$217,109	$6,431	$16,128	$—

NOI at share for the three months ended June 30, 2021	$249,567	$211,038	$18,412	$16,038	$4,079
Less NOI at share from:
Dispositions	605	605	—	—	—
Development properties	(7,773)	(7,773)	—	—	—
Hotel Pennsylvania (permanently closed on April 5, 2021)	5,533	5,533	—	—	—
Other non-same store income, net	(4,154)	(75)	—	—	(4,079)
Same store NOI at share for the three months ended June 30, 2021	$243,778	$209,328	$18,412	$16,038	$—

(Decrease) increase in same store NOI at share	$(4,110)	$7,781	$(11,981)	$90	$—

% (decrease) increase in same store NOI at share	(1.7)%	3.7%	(65.1)%	0.6%	—%
___________________
(1)The three months ended September 30, 2021 includes an increase in real estate tax expense of $12,518 primarily due to a recent increase in the triennial tax-assessed value of theMART.

NYSE: VNO | WWW.VNO.COM	PAGE 18 OF 19

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below are reconciliations of NOI at share - cash basis to same store NOI at share - cash basis for our New York segment, theMART, 555 California Street and other investments for the three months ended September 30, 2021 compared to June 30, 2021.

(Amounts in thousands)	Total	New York	theMART(1)	555 California Street	Other
NOI at share - cash basis for the three months ended September 30, 2021	$257,193	$229,622	$8,635	$14,745	$4,191
Less NOI at share - cash basis from:
Change in ownership interest in One Park Avenue	(2,695)	(2,695)	—	—	—
Dispositions	(678)	(678)	—	—	—
Development properties	(5,600)	(5,600)	—	—	—
Other non-same store income, net	(6,389)	(2,198)	—	—	(4,191)
Same store NOI at share - cash basis for the three months ended September 30, 2021	$241,831	$218,451	$8,635	$14,745	$—

NOI at share - cash basis for the three months ended June 30, 2021	$250,413	$211,579	$19,501	$14,952	$4,381
Less NOI at share - cash basis from:
Dispositions	573	573	—	—	—
Development properties	(7,465)	(7,465)	—	—	—
Hotel Pennsylvania (permanently closed on April 5, 2021)	5,556	5,556	—	—	—
Other non-same store income, net	(4,568)	(187)	—	—	(4,381)
Same store NOI at share - cash basis for the three months ended June 30, 2021	$244,509	$210,056	$19,501	$14,952	$—

(Decrease) increase in same store NOI at share - cash basis	$(2,678)	$8,395	$(10,866)	$(207)	$—

% (decrease) increase in same store NOI at share - cash basis	(1.1)%	4.0%	(55.7)%	(1.4)%	—%
___________________
(1)The three months ended September 30, 2021 includes an increase in real estate tax expense of $12,518 primarily due to a recent increase in the triennial tax-assessed value of theMART.

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